EXHIBIT 3

SHORT CERTIFICATE

COMMONWEALTH OF PENNSYLVANIA	File Number: 1506-0676
COUNTY OF CHESTER

I, PAULA GOWEN, Register of Wills, in and for the County of Chester in the Commonwealth of Pennsylvania, do hereby certify that on the 25th day of April, 2006

LETTERS TESTAMENTARY
on the Estate of:	Were granted to:
JAMES K. OVERSTREET, Deceased	ELIZABETH A. FIFER

having first been qualified well and truly to administer the same. I further certify that no revocation of said Letters appears of record in my office.

Date of Death: 04/17/2006	Given under my hand and seal of
Soc. Sec. No.: ###-##-####	office this 25th day of April, 2006

Deputy for the Register of Wills

NOT VALID WITHOUT ORIGINAL SIGNATURE AND IMPRESSED SEAL